PROSPECTUS SUPPLEMENT	REGISTRATION NO. 333-31226
(To Prospectus dated August 15, 2007)	Filed Pursuant to Rule 424(b)(3)

1,000,000,000 Depositary Receipts
Broadband HOLDRS (SM) Trust

This prospectus supplement supplements information contained in the prospectus dated August 15, 2007 relating to the sale of up to 1,000,000,000 depositary receipts by the Broadband HOLDRS (SM) Trust.

The share amounts specified in the table in the “Highlights of Broadband HOLDRS” section of the base prospectus shall be replaced with the following:

Name of Company	Ticker	Share Amounts	Primary Trading Market
Applied Micro Circuits Corporation	AMCC	.5	NASDAQ
Broadcom Corporation CL A	BRCM	3	NASDAQ
Ciena Corporation	CIEN	0.2857	NASDAQ
Conexant Systems, Inc.[1]	CNXT	.2	NASDAQ
Corning, Inc.	GLW	9	NYSE
JDS Uniphase Corporation	JDSU	1.475	NASDAQ
Alcatel-Lucent	ALU	5.6608	NYSE
LSI Corporation	LSI	1.7247	NYSE
Motorola, Inc.	MOT	18	NYSE
Mindspeed Technologies, Inc.[2]	MSPD	0.6666667	NASDAQ
Nortel Networks Corporation	NT	2.8	NYSE
PMC-Sierra, Inc.	PMCS	1	NASDAQ
Qualcomm Incorporated	QCOM	16	NASDAQ
RF Micro Devices, Inc.	RFMD	2	NASDAQ
Skyworks Solutions, Inc.	SWKS	0.702	NASDAQ
Sycamore Networks, Inc.	SCMR	3	NASDAQ
Tellabs, Inc.	TLAB	4	NASDAQ

1 Effective June 30, 2008, due to the 1 for 10 reverse stock split of Conexant Systems, Inc., the quantity of shares of Conexant Systems, Inc. represented by each 100 share round lot of Broadband HOLDRS decreased from 2 shares to 0.2 shares.
2 Effective July 1, 2008, due to the 1 for 5 reverse stock split of Mindspeed Technologies, Inc., the quantity of shares of Mindspeed Technologies, Inc. represented by each 100 share round lot of Broadband HOLDRS will decrease from 0.6666667 shares to 0.13333334 shares. In addition, effective July 30, 2008, Mindspeed Technologies, Inc. will change its ticker symbol to “MSPDD.”

The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

The date of this prospectus supplement is June 30, 2008.